Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-160952-01

August 6, 2009

Duke Realty Limited Partnership

$250,000,000 7.375% Senior Notes Due 2015

$250,000,000 8.25% Senior Notes Due 2019

	7.375% Senior Notes Due 2015	8.25% Senior Notes Due 2019
Issuer:	Duke Realty Limited Partnership	Duke Realty Limited Partnership
Rating:	Baa2/BBB (negative/negative)	Baa2/BBB (negative/negative)
Securities:	Senior unsecured	Senior unsecured
Format:	SEC-Registered	SEC-Registered
Principal Amount:	$250,000,000	$250,000,000
Settlement Date:	August 11, 2009	August 11, 2009
Maturity Date:	February 15, 2015	August 15, 2019
Treasury Benchmark:	2.625% US Treasury Note due 2014	3.125% US Treasury Note due 2019
Treasury Yield:	2.708% (price of 99-19 3/4)	3.742% (price of 94-31+)
Reoffer Spread:	479.2 bps	463.3 bps
Reoffer Yield:	7.50%	8.375%
Reoffer Price:	99.443%	99.162%
Coupon Rate:	7.375% per annum (payable semi-annually)	8.25% per annum (payable semi-annually)
Interest Payment Dates:	February 15 and August 15, beginning February 15, 2010	February 15 and August 15, beginning February 15, 2010
Optional Redemption:	Make-Whole at 50 bps	Make-Whole at 50 bps
Denominations:	$1,000 x $1,000	$1,000 x $1,000
CUSIP:	26441Y AS6	26441Y AT4
ISIN:	US26441YAS63	US26441YAT47

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated	$83,333,333	Morgan Stanley & Co. Incorporated	$65,833,333
	UBS Securities LLC	$83,333,333	UBS Securities LLC	$65,833,333
	Wells Fargo Securities, LLC	$83,333,334	Wells Fargo Securities, LLC	$65,833,334
Co-Managers:			Barclays Capital Inc.	$ 7,500,000
			Mitsubishi UFJ Securities (USA), Inc.	$ 7,500,000
			Morgan Keegan & Company, Inc.	$ 7,500,000
			RBC Capital Markets Corporation	$ 7,500,000
			RBS Securities Inc.	$ 7,500,000
			Scotia Capital (USA) Inc.	$ 7,500,000
			U.S. Bancorp Investments, Inc.	$ 7,500,000

Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, UBS Securities LLC toll-free at 1-877-827-6444, ext. 561 3884, and Wells Fargo Securities, LLC toll-free at 1-800-326-5897.